SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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World Wrestling Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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WORLD WRESTLING ENTERTAINMENT, INC.
Notice of Change of Location of
Annual Meeting of Stockholders
April 25, 2014

To the Stockholders of World Wrestling Entertainment, Inc.:

World Wrestling Entertainment, Inc. (NYSE: WWE) has changed the location of its Annual Meeting of Stockholders scheduled for Friday, April 25, 2014 at 10:00 am Eastern Standard Time. The date and time remain unchanged.

The new location for the 2014 WWE Annual Meeting will be:

Hilton Stamford Hotel
One First Stamford Place
Stamford, CT  06902
Ballroom III

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the Annual Meeting in person, you will need to obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to WWE, 1241 E. Main Street, Stamford, CT 06902, Attention: Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid government-issued photo identification, such as a driver’s license or passport, to enter the Annual Meeting. Inspection of packages and bags, among other measures, may be employed to enhance the security of those attending the Annual Meeting. These procedures may require additional time, so please plan accordingly. Cameras, recording devices and other electronic devices will not be permitted. The Annual Meeting will start promptly at 10:00 a.m. Eastern Standard Time. To avoid disruption, admission may be limited once the meeting begins.

For more information, please contact Laura Kiernan, Director, Investor Relations (203) 328-2519 or laura.kiernan@wwecorp.com.

Sincerely,

/s/ Laura A. Brevetti

Laura A. Brevetti
Senior Vice President, General Counsel & Secretary